EXHIBIT 99.1

An Update on Carter Validus Mission Critical REIT II, Inc.’s Response to COVID-19

Tampa, FL - (BW) - The following is a letter provided by the CEO.

Dear Valued Stockholder,

I am following up on my earlier communication regarding COVID-19, which we posted to our website on March 17, 2020.  The company’s advisor personnel successfully transitioned to a remote work environment, and we expect to sustain this approach through at least the end of this month as we remain uncertain of government and Centers for Disease Control guidance in respect to the health and safety of our advisor’s employees.

We believe we are well-positioned to weather the current economic turbulence, as we receive tenant requests for rental deferment in light of COVID-19 and are faced with the impact governmental restrictions are having on building occupancy and some of our core business activities (e.g., elective surgeries) within the healthcare sector.  We have tenants unable to maintain sufficient activity in their buildings and/or have not been deemed essential services.  Consequently, a few of our tenants have not been able to remain open for business. The number of tenants that requested rent deferrals to date, relative to the overall portfolio, is a minor share, and we anticipate a relatively short duration of these unprecedented circumstances. The company has cash and available liquidity of approximately $270 million, which equates to almost two times annual operating expenses and annual debt service based on our annualized 2019 fourth quarter results.  Furthermore, we are confident in our ability to enforce our contractual lease rights when and where appropriate to ensure that tenants who can pay rent, do pay rent.  Although we are sensitive to the current market conditions resulting from the pandemic and remain flexible to provide mutually beneficial solutions to certain tenants, it is our responsibility to you as stockholders to maximize the value of your investment in our company.

I thank each and every one of you for your continued support.  I will continue to keep you updated as developments occur.  Be safe and be well.

Sincerely,
Michael Seton
Chief Executive Officer and President
Carter Validus Mission Critical REIT II, Inc.

Contact
Miranda Davidson
IR@cvreit.com

In the United States, the recently adopted Coronavirus Aid, Relief, and Economic Security (CARES) Act includes $100 billion intended to provide an influx of money to hospitals and other health care entities responding to the COVID-19 pandemic. Similar legislative initiatives have been adopted or are pending in other jurisdictions where the company owns healthcare properties. However, receipt of these government funds is subject to a detailed application and approval process and it is too soon to accurately predict how and when these government funds will flow to the company's tenant operators (if at all) and the effect these funds may have in offsetting the cash flow disruptions experienced by the company's tenant operators. If one or more of the company's tenant operators are unable to pay amounts due in a timely manner, the company may be required to restructure the tenants’ obligations and may not always be able to do so on terms as favorable to the company as those currently in place. Numerous state, local, federal and industry-initiated efforts may also affect the company's ability to collect amounts owed or enforce remedies for the failure to pay. In the event of tenant nonpayment, default or bankruptcy, the company may incur costs in protecting our investment and re-leasing our property and have limited ability to renew existing leases or sign new leases at projected rents.

Forward Looking Statements
Certain statements contained herein, other than historical fact, may be considered “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and are intended to be covered by the safe harbor provided by the same. These statements are based on management’s current expectations and beliefs regarding operational strategies, anticipated events and trends, the economy, and other future conditions and are subject to a number of trends and uncertainties. No forward-looking statement is intended to, nor shall it, serve as a guarantee of future performance. You can identify the forward-looking statements by the use of words such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “outlook,” “plan,” “potential,” “predict,” “project,” “seek,” “should,” “will” and other similar terms and phrases, including references to assumptions and forecasts of future results. Forward-looking statements are subject to various risks and uncertainties, and factors that could cause actual results to differ materially from the company’s expectations include, but are not limited to, the impact of the ongoing COVID-19 pandemic on the company’s tenants and results of operation, the availability of suitable investment opportunities; changes in interest rates, the availability and terms of financing; general economic conditions; market conditions; legislative and regulatory changes that could adversely impact the business of the company; and other factors, including those described under the section entitled “Risk Factors” in the company’s Annual Report on Form 10-K for the year ended 2019, copy of which is available at www.sec.gov. The company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events, or otherwise, except as required by law.